Exhibit 10.3

September 9, 2004

Clint Arnoldus
625 Hakaka Place
Honolulu, Hawaii 96816

Re:       Employment Agreement

Dear Clint:

This is your EMPLOYMENT AGREEMENT with Central Pacific Financial Corp., a Hawaii corporation (the “Company”).

1.  The Merger Agreement; Effectiveness

This Agreement relates to the Agreement and Plan of Merger, dated as of April 22, 2004 (the “Merger Agreement”), between the Company and CB Bancshares, Inc., a Hawaii corporation (“CB Bancshares”).  It sets forth the terms of your employment with the Company and its affiliates (together, as constituted from time to time, the “Group”) once the merger provided for in the Merger Agreement becomes effective.  However, if the Merger Agreement or your present employment terminates for any reason before the merger occurs, all of this Agreement’s provisions will terminate and there will be no liability of any kind under this Agreement.

2.  Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

3.  Your Position, Performance and Other Activities

(a)  Position.  You will be employed in the position stated in your Schedule.

(b)  Authority, Responsibilities and Reporting.  You will have any reporting relationships set forth in your Schedule.  You will have the authority and responsibilities that correspond to your position, including any particular authority and responsibilities that are specified in the Schedule or that the Company’s Board of Directors (the “Board”)

or any officer of the Group to whom you report in accordance with your Schedule may assign to you from time to time consistent with the provisions of this Agreement.

(c)  Performance.  During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

(d)  Other Activities.  During your employment, you may serve on corporate, civic or charitable boards and manage personal investments, so long as these activities do not significantly interfere with your performance of your responsibilities under this Agreement and are consistent with the Group’s Code of Conduct and Ethics.  The Company acknowledges that you currently serve on, and approves your continued service on, the corporate, civic and charitable boards listed in your Schedule.

4.  Term of Your Employment

Your employment under this Agreement will begin at the time the merger provided for in the Merger Agreement becomes effective (your “Start Date”) and end on the earlier of (1) the end of the Agreement Period stated in your Schedule or (2) the effectiveness of early termination of your employment under Section 7(e).  References in this Agreement to “your employment” are to your employment under this Agreement.

5.  Your Compensation

(a)  Salary.  During your employment, you will receive an annual base salary (adjusted as provided herein from time to time, your “Salary”).  The starting amount of your Salary is stated in your Schedule.  The Company may increase it at any time for any reason.  The Company may not decrease your Salary (including after any increase), and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement.  Your Salary will be paid in accordance with the Group’s practices for similarly situated executives.

(b)  Bonus.  You will be entitled to receive an annual cash bonus (your “Bonus”) for each fiscal year of the Company ending during your employment.  The amount of your Bonus will be determined by the Company in accordance with your Schedule, and it will be paid in accordance with the Group’s practices for similarly situated executives of the Group.

(c)  Other Executive Compensation Plans and Additional Compensation.  During your employment, you will be entitled to participate in all of the Group’s executive compensation plans, including any management incentive plans, deferred compensation plans, supplemental retirement plans and stock and stock option plans, on a basis that is at least as favorable as that provided to similarly situated executives of the Group (subject to the provisions of your Schedule).  You will also receive any additional compensation provided in your Schedule.

6.  Employee Benefits.

(a)  Employee Benefit Plans.  During your employment, you will be entitled to (1) participate in each of the Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, and (2) receive perquisites, in each case on a basis that is at least as favorable as that provided to similarly situated executives of the Group (subject to the provisions of your Schedule).

(b)  Vacation.  You will be entitled to paid annual vacation during your employment on a basis that is at least as favorable as that provided to similarly situated executives of the Group.

(c)  Business Expenses.  You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement.  However, your reimbursement will be subject to the Group’s normal practices for similarly situated executives.

(d)  Indemnification.  To the extent permitted by law, the Company will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Group during your employment or your status, if any, as a trustee or other fiduciary of any employee benefit plan sponsored by any member of the Group.  In addition, to the extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 6(d).  However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company.  If the Company’s ability to make any payment contemplated by this Section 6(d) depends on an investigation or determination by the board of directors of any member of the Group, at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible.

(e)  Additional Benefits.  During your employment, you will be provided any additional benefits stated in your Schedule.

7.  Early Termination of Your Employment.

(a)  No Reason Required.  You or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 7(e).

(b)  Termination by the Company for Cause.

(1)  “Cause” means any of the following:

(A)  Your willful failure to perform substantially your responsibilities under this Agreement, after demand for substantial performance has been given by the Board that specifically identifies how you have not substantially performed your responsibilities,

(B)  Your conviction of any felony or of a misdemeanor involving fraud, dishonesty, or moral turpitude,

(C)  Your willful or intentional material breach of this Agreement that results in financial or reputational detriment to the Group that is not de minimis,

(D)  Your willful or intentional material misconduct in the performance of your duties under the Agreement that results in financial or reputational detriment to the Group that is not de minimis,

(E)  Your material breach of the Group’s Code of Business Conduct and Ethics if the breach is of a nature for which other similarly situated executives of the Group would be terminated, or

(F)  Your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity.

For this definition, (i) no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Group will be deemed made in good faith and in the best interests of the Company.

(2)  To terminate your employment “for Cause”, Cause must have occurred and the Company must comply with Section 7(e) and any other steps required in your Schedule for termination for Cause.

(c)  Termination by You for Good Reason.

(1)  “Good Reason” means any of the following:

(A)  Any material and adverse change in your position from that provided in your Schedule (including by reason of removal or failure to be elected or re-elected),

(B)  Any failure by the Company to provide you with authority, responsibilities and reporting relationships as provided in Section 3(b) (including assigning you duties materially inconsistent with your position and responsibilities),

(C)  Any failure by the Company to provide you with compensation or benefits as provided in Section 5 and Section 6,

(D)  Any failure by the Company to comply with Section 12(c), or

(E)  The occurrence of any additional event set forth in your Schedule as being Good Reason.

(2)  To terminate your employment “for Good Reason”, Good Reason must have occurred and you must comply with Section 7(e) and any other steps required in your Schedule for termination for Good Reason.  However, (A) Good Reason will not include any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on your giving the Company notice, (B) if you do not give a Termination Notice to the Company within 180 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason, and (C) an event will not constitute Good Reason if you have consented to it in accordance with Section 14(f).

(d)  Termination on Disability or Death.

(1)  “Disability” means your absence from your responsibilities with the Company on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury.  If the Company determines in good faith that your Disability has occurred, it may give you Termination Notice.  If, within 30 days of Termination Notice, you do not return to full-time performance of your responsibilities, your employment will terminate (the “Disability Effective Date”).  If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled.  Except as provided in this Section 7(d), any incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.

(2)  Your employment will terminate automatically on your death.

(e)  Termination Notice.

(1)  To terminate your employment early, either you or the Company must provide a Termination Notice to the other.  A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause.  (The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.)

(2)  If your employment is terminated by the Company other than for Disability or death or you terminate your employment for Good Reason, your employment will end on the date specified in the Notice of Termination.  If you terminate your employment without Good Reason, your employment will end 60 days after the Company receives the Termination Notice (although the Company may accelerate the end of your employment by providing you with notice or, alternatively, may place you on paid leave during such period).  If your employment is terminated by reason of your death or Disability, your employment will end on the date of death or the Disability Effective Date, as applicable.

8.  The Company’s Obligations in Connection With Your Early Termination

(a)  General Effect.  On termination in accordance with Section 7, your employment will end and the Group will have no further obligations to you except as provided in this Section 8.

(b)  For Good Reason or Without Cause.  If the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(1)  The Company will pay you the following as of the end of your employment:  (A) your unpaid Salary, (B) your Salary for any accrued but unused vacation and (C) any accrued expense reimbursements (together, your “Accrued Compensation”).  In addition, the Company will timely pay you any other amounts and provide you any benefits that are required, or to which you are entitled (in each case as an active employee for any period before the effectiveness of early termination of your employment and as a terminated employee after effectiveness), under any plan or contract of the Company or the Group (together, the “Other Accrued Benefits”).

(2)  The Company will pay you your Accrued Bonus.  Your “Accrued Bonus” means the sum of (A) any unpaid but vested Bonus for the fiscal year ending before Termination Notice is given and (B) any excess of (i) your target Bonus for the fiscal year in which Termination Notice is given multiplied by the number of days of your employment since the fiscal year ending before Termination Notice is given divided by 365 over (ii) any Bonus paid to you for a fiscal year ending after Termination Notice is given.

(3)  The Company will pay you (A) the sum of your Salary and your target Bonus for the fiscal year in which Termination Notice is given multiplied by (B) the length of the Severance Period stated in your Schedule (in years, including any fractional years).

(4)  All stock options issued by the Group to you will vest and become immediately exercisable, and, subject to your Schedule, will remain exercisable for at least 12 months after the end of your employment (or, if earlier, until they would have expired but for your termination).  All restricted stock and other equity-based compensation awarded by the Group to you will vest and become immediately payable.  The benefits in this Section 8(b)(4) are referred to as “Accelerated Vesting”.

(5)  The Company will provide any “Additional Good Reason/Without Cause Benefits” provided in your Schedule.

(c)  For Cause or without Good Reason.  If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay you your Accrued Compensation and will provide you your Other Accrued Benefits.

(d)  Death or Disability.  If your employment terminates as a result of your Death or Disability, the Company will pay you your Accrued Compensation and Accrued Bonus and will provide your Other Accrued Benefits.  The Company will also provide any “Additional Death/Disability Benefits” provided in your Schedule.

(e)  Additional Provisions.  Your Schedule may provide additional provisions that relate to the Company’s obligations in this Section 8 or the Company’s obligations on your termination generally.  These provisions are a part of this Agreement.

(f)  Condition.  Subject to your Schedule, as a condition to making the payments and providing the benefits stated in this Section 8, the Company may require you to execute and deliver a general release (substantially in the form attached as Exhibit A) in which you release all claims that you may have against any member of the Group and any of their respective past or present officers, directors, employees or agents other than your rights under this Agreement, your rights under any Other Accrued Benefits, and your rights to indemnification and continued liability insurance coverage (under this Agreement or otherwise).

(g)  Timing.  Subject to Section 8(f), the benefits provided in this Section 8 will begin at the end of your employment, any cash payments owed to you under this Section 8 will be paid in a lump sum amount no later than 15 business days following the termination of your employment, and the Other Accrued Benefits will be provided in accordance with the terms of the relevant plan or contract.

(h)  Resignation from Directorships and Officerships.  Unless the Group waives this requirement, the termination of your employment for any reason will constitute your resignation from (1) any director, officer or employee position you then have with any member of the Group and (2) all fiduciary positions (including as trustee) you hold with respect to any pension plans or trusts established by any member of the Group.  You agree that this Agreement will serve as your written notice of resignation in this circumstance.

9.  Proprietary Information.

(a)  Definition.  “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, and other information regarding the business of the Group and (2) any matter relating to clients of the Group or other third parties having relationships with the Group.  Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement.  However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public or within the relevant trade or industry, other than as a result of a disclosure by you, directly or indirectly, or (3) that was independently developed by you without reference to any Proprietary Information.

(b)  Use and Disclosure.  You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary

Information.  You agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.  After your employment, you will not use or disclose any Proprietary Information.  Notwithstanding anything to the contrary in this Section 9(b), Proprietary Information may be disclosed when required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof), provided that (1) you shall request confidential treatment with respect to such information and/or request matters with respect to such information be sealed and (2) you shall disclose the minimum amount required.

(c)  Limitations.  Nothing in this Agreement prohibits you or the Group from providing truthful testimony to governmental, regulatory or self-regulatory authorities.

10.  On-going Restrictions on Your Activities

(a)  Terms used.  This Section uses the following defined terms:

“Competitive Enterprise” means (1) Bank of Hawaii, First Hawaiian Bank, American Savings Bank, Finance Factors and Hawaii National Bank and any successors thereto or (2) any business enterprise that holds a 25% or greater equity, voting or profit participation interest in any of the preceding.

“Client” means any client of the Company to whom you provided services, for whom you transacted business, or whose identity became known to you in connection with your employment by the Group.

“Solicit” means any communication, regardless of who initiates it, that invites, advises, encourages or requests any person to take or refrain from taking any action.

“Restriction Period” has the meaning set forth in the Schedule.

(b)  Your Importance to the Group and the Effect of this Section 10.  You acknowledge that, in the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will yourself profit from the goodwill associated with the Group.  On the other hand, in view of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm but the amount of loss would be uncertain and not readily ascertainable.  You understand that this Section 10 will limit your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients but you have determined that your complying with this Section 10 will not result in severe economic hardship for you or your family.

(c)  Non-Competition.  Until the end of your Restriction Period, you will not, directly or indirectly:

(1)  hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2)  associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage in Hawaii, or directly or indirectly manage or supervise personnel engaged in Hawaii, in any activity:

(A)  that is substantially similar to any activity that you were engaged in,

(B)  that calls for the application of specialized knowledge or skills substantially similar to those used by you in your activities;

(C)  that is substantially similar to any activity for which you had direct or indirect managerial or supervisory responsibility,

in each case, for the Group at any time during the year before the end of your employment (or, if earlier, the year before the date of determination).

(d)  Non-Solicitation of Clients.  Until the end of your Restriction Period, you will not, directly or indirectly, Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group.

(e)  Non-Solicitation of Group Employees.  Until the end of your Restriction Period, you will not, directly or indirectly, Solicit anyone who is then an employee of the Group (or who was an employee of the Group within the prior six months) to resign from the Group or to apply for or accept employment with any Competitive Enterprise.

(f)  Notice to New Employers.  Before you either apply for or accept employment with any other person or entity while any of Section 10 (c), (d), or (e) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 10 and will deliver a copy of the notice to the Group.

(g)  No Disparagement.  You shall make no public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents.  The Company agrees that it shall (and shall use good faith efforts to cause the Chief Executive Officer of the Company, the Board, and its officers and employees to) make no public statement that would libel, slander or disparage you.

(h)  Survival.  Any termination of your employment (or breach of this Agreement by you or the Group) shall have no effect on the continuing operation of this Section 10.

11.  Effect on Other Agreements.

(a)  Prior Employment Agreements and Severance Rights.  Beginning on your Start Date, this Agreement will supersede any earlier employment agreement or understanding and any earlier severance, change-in-control or similar rights you may have with any member of the Group (including CB Bancshares or any affiliate of it).

(b)  Effect on Other Agreements; Entire Agreement.This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement.  You agree that you are not entitled to any severance, change-in-control or similar rights under any plan of the Group.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

12.  Successors.

(a)  Payments on Your Death.  If you die and any amounts become payable under this Agreement, the Company will pay those amounts to your estate.

(b)  Assignment by You.  You may not assign this Agreement without the Company’s consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 12(b), whether voluntary or involuntary, will be void.

(c)  Assumption by any Surviving Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business or assets.

13.  Disputes.

(a)  Employment Matter.  This Section 13 applies to any controversy or claim between you and the Group arising out of or relating to or concerning any aspect of this Agreement, your employment with the Group or the Company, the termination of that employment or your compensation or benefits from the Group or the Company (together, an “Employment Matter”).

(b)  Mandatory Arbitration.  Subject to the provisions of this Section 13, any Employment Matter will be finally settled by arbitration in Honolulu, Hawaii administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.  However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 9, (2) the optional Rules for Emergency Measures of Protections will apply, (3) you and the Group agree not to request any amendment or modification to the terms of this Agreement except as provided in Section 14(c), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm).

(c)  Limitation on Damages.  You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d)  Injunctions and Enforcement of Arbitration Awards.  You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Honolulu, Hawaii to enforce any arbitration award under Section 13(b).  Also, the Group may bring such an action or proceeding, in addition to its rights under Section 13(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 9 and 10.  You agree that (1) your violating any part of Sections 9 and 10 would cause damage to the Group that cannot be measured or repaired, (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(e)  Jurisdiction and Choice of Forum.  You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in Honolulu, Hawaii (the “Forum”) over any Employment Matter that is not otherwise arbitrated or resolved according to Section 13(b).  This includes any action or proceeding to compel arbitration or to enforce an arbitration award.  Both you and the Group (1) acknowledge that the Forum has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the Forum will apply even if the forum chooses to apply non-Forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 13(e) in the Forum, (3) agree not to commence any such action or proceeding in any forum other than the Forum and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group.  However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 13(b) and this 13(e).

(f)  Waiver of Jury Trial.  To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.

(g)  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed entirely within that State.

(h)  Costs.  The Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter, provided that you substantially prevail in the Employment Matter.

(i)  Interest.  If the Company fails to pay when due any amount required by the Agreement, it shall pay interest on such amount at a rate equal to its prime commercial lending rate.

(j)  Survival.  For the avoidance of doubt, any termination of your employment (or breach of this Agreement by you or the Group) shall have no effect on the continuing operation of this Section 13.

14.  General Provisions.

(a)  Construction.

(1)           References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2)           The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3)           Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation”.

(4)           It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

(b)  Withholding.  You and the Group will treat all payments to you under this Agreement as compensation for services.  Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.  Any amounts so withheld will be timely and properly remitted by the Company to the appropriate taxing authority.

(c)  Severability.  If any provision of this Agreement (or if the application of any provision to a person or particular circumstances) is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.  In particular, if any provision of Section 10 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d)  No Set-off or Mitigation/Etc.  Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else (except as provided in Section 10).  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(e)  Bank Regulatory Limitation.  If any payment or benefit under this Agreement would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the total payments and benefit will be reduced to the greatest amount that could be made to you without there being a Golden Parachute Payment.  The Company will give you the opportunity to select the order in which payments or benefits are reduced.  To the extent reasonably practicable, the Company will seek the approval of the Federal Deposit Insurance Corporation and/or the State of Hawaii Division of Financial Institutions and any other bank regulatory body, as necessary, to make any payment to you under this Agreement that would otherwise constitute a Golden Parachute Payment.

(f)  Notices.  All notices, requests, demands, consents and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 14(f)):

If to you, to the address stated in your Schedule, and

If to the Company or any other member of the Group, to:

Central Pacific Financial Corp.
220 South King Street
Honolulu, Hawaii  96813
Attention:  Glenn K.C. Ching
Facsimile:  (808) 544-6835

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York   10004
Attention:  Marc Trevino
Facsimile:  212-558-3588

(g)  Consideration.  This Agreement is entered in consideration of the mutual covenants contained in this Agreement.  You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(h)  Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(i)  Third Party Beneficiaries.  Subject to Section 12, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.  This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of, and confer related rights and remedies on, the Group (including for this purpose for periods before your Start Date, the Company, CB Bancshares and their respective affiliates).

(j)  Counterparts.  This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

*                      *                      *

Please confirm your acceptance of the terms and conditions of your employment with the Company by signing where indicated below.

Very truly yours,

/s/ Clayton K. Honbo

Accepted and Agreed:

/s/ Clint Arnoldus
Date: 09/09/04

Terms Schedule
to Employment Agreement of
Clint Arnoldus

Name and address for notices	Clint Arnoldus 625 Hakaka Place Honolulu, HI 96816 with a copy to Sonnenschein Nath & Rosenthal LLP 8000 Sears Tower Chicago, IL 60606 Attention: Roger C. Siske Facsimile: (312) 876-7934

Position

You will serve as Chief Executive Officer of the Company.

In addition, you will be a member of the Board. You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed.

Reporting, Authority and Responsibilities

You will be the most senior officer of the Company, although the Company may have a non-executive Chairman, and will report only to the Board.

All officers, departments and divisions of the Company and its subsidiaries will report directly or indirectly to you, except to the extent any of the preceding are required by law, rule, regulation or stock exchange listing requirement to report directly or indirectly to the Board or a subcommittee of the Board.

You will have day-to-day responsibility for the management of the Company.

Other Activities

Non profit board memberships currently are:

Aloha United Way; Chamber of Commerce of Hawaii; Honolulu Japanese Chamber of Commerce; Honolulu Symphony; Japan-America Society of Hawaii; La Pietra – Hawaii School for Girls; March of Dimes; and University of Hawaii Foundation Board of Trustees.

Agreement Period

Your Agreement Period begins on your Start Date and is initially scheduled to end at the close of business on the third anniversary of your Start Date.

Beginning on the first anniversary of your Start Date, your Agreement Period will automatically extend each day by one day (so that it remains two years long), until either you or the Company provides notice of non-

renewal. In no event will your Agreement Period extend, however, beyond the end of the Company’s fiscal year in which your 65th birthday occurs.

Starting Salary	$600,000

Bonus

Your Bonus will be determined based on the achievement of performance goals established by the Board in consultation with you, with a minimum bonus target equal to 50% of your Salary and a maximum bonus of 150% of target. Performance goals shall be set within the first 90 days of the Company’s fiscal year.

Other Executive Compensation Plans

On your Start Date, you will receive a cash bonus of $1,080,000 (your “Transaction Bonus”). Your Transaction Bonus will not reduce your Bonus in any respect. In addition, you agree that it will not count toward or be considered in determining payments or benefits due under any other plan, program, policy or arrangement with the Group.

On your Start Date, you will be granted options to purchase 180,000 shares of the Company’s common stock (your “Sign-On Options”), subject to shareholder approval of a new equity compensation plan in connection with the merger contemplated by the Merger Agreement. Your Sign-On Options (1) will vest at one-third per year on the first three anniversaries of your Start Date, (2) have an exercise price equal to the closing price of the Company’s common stock on your Start Date and (3) have a scheduled term of 10 years. Except as provided in this Agreement, your Sign-On Options will be subject to the terms of the new equity compensation plan and to the terms of your award agreement under it (which will contain the Group’s normal provisions for senior executives).

Your Sign-On Options are intended to encompass annual grants for the first three years of your employment. As a result, you will not be entitled to receive any additional equity awards before the third anniversary of your Start Date, unless the Board determines otherwise.

Additional Benefits

SERP. Under the circumstances provided in this Agreement, you will be entitled to a supplemental executive retirement benefit (your “SERP Benefit”) as follows:

(1)   Your SERP Benefit shall be a lump sum payment equal to the actuarial equivalent of a joint and 100% survivor annuity payable to you for your life, and

2

upon your death, if your current spouse survives, to your current spouse for life commencing when you attain age 65.

(2)   The annuity amount on which your SERP Benefit will be based is equal to (A) the product of your years of service with the Company (not in excess of 15 years) multiplied by 3 1/3% of the average of your Salary and Bonus for the three fiscal years preceding your termination (or your salary and annual cash bonus for years before your Start Date), reduced by (B) the actuarial equivalent of your benefit under the Social Security Act and any other retirement benefits provided by the Group (including any retirement benefits under a defined benefit plan or an employee stock ownership plan sponsored by any member of the Group).

(3)   If your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, in either case before the third anniversary of your Start Date, then for purposes of calculating the annuity amount on which your SERP Benefit will be based:

(A)  you will be deemed to have additional service with the Company equal to the lesser of (i) two years of service or (ii) the period between the effectiveness of your early termination of employment and the third anniversary of your Start Date;

(B)   you will be deemed to have terminated employment at the end of the additional service period described in clause (A);

(C)   during each fiscal year of the Company ending during the additional service period described in clause (A), you will be deemed to have earned your Salary (for parts of the fiscal year after effectiveness of termination of your employment) and a Bonus equal to your target Bonus for the fiscal year in which Termination Notice is given.

(4)   If your employment is terminated by your death, your estate will receive a lump sum payment equal to the lump sum payment you would have received if you had terminated your employment (for reasons other than your death) the day before your death.

(5)   Actuarial equivalence shall be determined based

3

upon Pension Benefit Guaranty Corporation immediate annuity interest and mortality factors (as in effect on the effectiveness of termination of your employment).

Vacation. You will be entitled to vacation totaling at least four weeks a year.

Negotiation Costs. The Company will pay your reasonable legal and consulting fees and expenses (plus a tax gross-up) in connection with the negotiation, drafting and implementation of the Agreement, subject to a maximum of $65,000.

Cause Steps

The Company may not terminate your employment for Cause unless:

(1)   No fewer than 15 days prior to the termination date, the Company provides you with notice (a “Consideration Notice”) of its intent to consider the termination of your employment for Cause, including a detailed description of the specific reasons for such consideration;

(2)   On a date not less than 15 days after the Consideration Notice, you shall have the opportunity to appear before the Board, with or without counsel, at your election, to present arguments and evidence on your own behalf; and

(3)   Following your presentation to the Board, or your failure to appear before the Board at the date and time specified in the Consideration Notice, you may be terminated for Cause only if (A) the Board by affirmative vote of at least 3/4 of its members (excluding you and any Board member involved in events leading to the Board’s consideration of terminating your employment for Cause), determines that the actions or inactions specified in the Consideration Notice occurred, that such actions or inactions constitute Cause and that your employment should be terminated for Cause; and (B) the Board provides you with a Termination Notice (which must be consistent with the Consideration Notice).

The Company may place you on paid leave for period between Consideration Notice and the determination of the Board, but in no event more than 60 days. This type of leave will not constitute Good Reason.

4

Notwithstanding the definition of “Cause” in the Agreement, if the Company does not give you a Consideration Notice within 180 days after any member of the Board (who was not a party to the event constituting Cause) has actual knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

If there is a dispute between you and the Company about the existence of Cause, the issue shall be subject to de novo review under Section 13.

Good Reason

The following will also constitute Good Reason:

(1)   Requiring you to be principally based at any office or location more than 30 miles from your office at the time of this Agreement (it will not, however, be Good Reason for the Company to require you to travel on business to an extent consistent with your travel obligations at the time of this Agreement), or

(2)   Any termination of employment by you for any reason or no reason within the 60-day period commencing 6 months after a Change in Control (as defined in the attached Change in Control Annex).

Good Reason Steps

You may not terminate your employment for Good Reason unless, no fewer than 15 days prior to the termination date, you provide the Company a Consideration Notice of your intent to consider the termination of your employment for Good Reason, including a detailed description of the specific reasons for such intention and the Company is given an opportunity to cure before the termination date specified in the Consideration Notice.

Severance Period

Your Severance Period will be 2 years, although in no event will your Severance Period be longer than the period beginning on the effectiveness of early termination of your employment and ending at the end of the Company’s fiscal year in which your 65th birthday occurs.

Accelerated Vesting

Stock options subject to Accelerated Vesting under Section 8(b) will remain exercisable until they would have expired but for your termination. This does not apply to Stock options subject to Accelerated Vesting under Section 8(d).

Additional Good Reason/Without Cause Benefits	If the Company terminates your employment without Cause or you terminate your employment for Good

5

Reason:

(1)   The Company will pay you your SERP Benefit.

(2)   The Company will reimburse reasonable expenses you incur within one year of termination in relocating to a location within the continental United States (up to a maximum of $250,000).

(3)   For your life and the life of your current spouse, you, your current spouse and your dependents will continue to be entitled to participate in each of the Group’s employee welfare plans providing for medical or health insurance on a basis (including costs) that is at least as favorable as that provided to similarly situated executives of the Group (the “Medical Benefits”). However, if the Group’s plans do not permit you, your spouse or your dependents to participate on this basis, the Company will provide Medical Benefits (with the same after-tax effect for you) outside of the plans. If (A) you become employed by another employer and are eligible for coverage from your new employer or (B) you become eligible for Medicare, the Medical Benefits will be secondary to this coverage (if the Group reimburses you for any increased cost and provides any additional benefits that are necessary to provide you with the full Medical Benefits). After you become eligible for Medicare, your cost of the Medical Benefits will be reduced by 50%.

(4)   The Company will reimburse reasonable expenses you incur within one year of termination for outplacement services to be provided you by an entity you reasonably select and for reasonably suitable office space and secretarial assistance, subject to a maximum of $50,000 for all such expenses combined.

(5)   For 6 years following termination of your employment, the Company will maintain Directors’ and Officers’ liability insurance for you (covering acts as a director, officer, employee and/or agent of the Group during your employment) at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company then maintained by the Company.

Additional Death/Disability Benefits	If your employment terminates as a result of your Death or Disability, the Company will pay you or your beneficiary your SERP Benefit and provide Accelerated

6

Vesting and Medical Benefits.

Additional Provisions Related to Section 8 of the Agreement.

If your employment terminates for any reason (other than termination by the Company for Cause) after the third anniversary of your Start Date, the Company will provide you your Medical Benefits and your SERP Benefit (in addition to any other payments or benefits under this Agreement but without duplication).

If there is a “Change in Control”, as defined in the attached Change in Control Annex, the payments and benefits provided in the Change in Control Annex will substitute for those stated in Section 8.

You are entitled to the additional payments set forth in the attached Additional Payments Annex.

Condition to Obligations to You on Early Termination

If the Company requires a release from you in accordance with Section 8(f), it must also execute and deliver a general release in which it releases all claims that it may have against you other than its rights under this Agreement, any plan or contract of the Group and any claims it may have that arise out of your fraud or commission of a felony. These releases will be a form reasonably acceptable to you.

Restriction Period	Restriction Period means the period beginning on your Start Date and ending at the end of your Agreement Period.

7

Change in Control Annex
to Employment Agreement of
Clint Arnoldus

1.  Change in Control

A “Change in Control”means any of the following:

(i)        Individuals who, on the date of the Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)       Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii), or (E) pursuant to any acquisition by you or any group of persons including you (or any entity controlled by you or any group of persons including you);

(iii)      The consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company’s assets, a plan of liquidation or dissolution of the Company or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Transaction”), unless immediately following such Business Transaction:  (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Transaction (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Transaction (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Transaction), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Transaction, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the

Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Transaction (any Business Transaction which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)     Any other transaction, event, or circumstance, regardless of form (collectively, “Transaction”), which results in control over the strategic and operational decisions of the Company by a board of directors, committee or group other than the Incumbent Directors (collectively, the “New Board”); provided, however, that such Transaction shall not be deemed to result in a Change of Control if (i) you report to the Chairman of the New Board and are a member of the New Board, and remain Chief Executive Officer of the Company and (ii) the Transaction is not otherwise a Change of Control contemplated by any of the other preceding paragraphs.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

2.  Qualifying Terminations

The provisions of this Change in Control Schedule apply to any “Qualifying Termination.”  A qualifying termination is any of the following from the time of a Change in Control until the two-year anniversary of a Change in Control:

(a)       The Company terminating your employment without Cause;

(b)      Your terminating your employment for Good Reason;

Also, a Qualifying Termination will include any termination of your employment before a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control if (i) the termination (or Good Reason event) was in anticipation of a Change in Control or at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (ii) such Change in Control (or an alternative or competing Change in Control) actually occurs.

3.  Payments on Qualifying Termination

(1)  Qualifying Terminations.  If there is a Qualifying Termination, the Company will make the payments and provide the benefits set forth in Section 8(b) of the Agreement (as if there were a termination for Good Reason) except that your Severance Period will be 3 years (notwithstanding any contrary provision in the Agreement or your Schedule).

(2)  Other Terminations.  If your employment terminates other than as a result of a Qualifying Termination, the terms of the Agreement will continue to apply.

4.  General Provisions.

(1)  Part of the Agreement.  This Annex is part of your Employment Agreement (the “Agreement”) with Central Pacific Financial Corp., a Hawaii corporation.  However, to the extent this Annex is inconsistent with the Agreement, this Annex will govern.

(2)  Defined Terms.  Terms used but not defined in this Annex are used with the meaning assigned in the Agreement.

Additional Payments Annex
to Employment Agreement of
Clint Arnoldus

1.  Gross-Up

Anything in the Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of the Agreement or otherwise, but determined without regard to any additional payments required under this Annex) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to you an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

2.  Determination

(a)  General.  Subject to the provisions of this Annex, all determinations required to be made under this Annex, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below) and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Annex with respect to any Payments shall be made no later than thirty (30) days following such Payment.  If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The Determination by the Accounting Firm shall be binding upon the Company and you.

(b)  Underpayment and Overpayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event the amount of the Gross-Up Payment is less than the amount necessary to reimburse you for your Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for your benefit.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse you for your Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by you to or for the benefit of the Company immediately after it is refunded to you by the Internal Revenue Service.  You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c)  Option Redetermination.  In the event that the Company determines that the value of any accelerated vesting of stock options held by you shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), you shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refundable Excise Tax to the Company.

3.  General Provisions.

(a)  Part of the Agreement.  This Annex is part of your Employment Agreement (the “Agreement”) with Central Pacific Financial Corp., a Hawaii corporation.  However, to the extent this Annex is inconsistent with the Agreement, this Annex will govern.

(b)  Defined Terms.  Terms used but not defined in this Annex are used with the meaning assigned in the Agreement.

Exhibit A to Employment Agreement
Form of Release

This is your RELEASE with Central Pacific Financial Corp., a Hawaii corporation (the “Company”).

1.  Your Employment Agreement

This Release relates to your Employment Agreement (which includes your Terms Schedule, [Change of Control Annex and Additional Payments Annex](1)) dated as of June [day], 2004 and as amended from time to time, with the Company (your “Employment Agreement”).

2.  Release of Claims

(a)  Released Claims.  In consideration of the payments and benefits described in your Employment Agreement, you release and discharge the Company and its subsidiaries, affiliates, officers, directors, employees, agents and their successors and assigns (the “Group Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you may have, whether known or unknown, by reason of any matter, related to any Employment Matter (as defined in your Employment Agreement).  Without limitation, released Claims include (1) Claims for compensation, bonuses or benefits, (2) Claims under any compensation plan or arrangement maintained by any member of the Group, (3) Claims for wrongful, constructive or unlawful discharge, (4) Claims for age and national origin discrimination, (5) Claims for sexual harassment, (6) Claims related to whistleblowing, (7) Claims for emotional distress, intentional infliction of emotional distress, assault, battery or pain and suffering, (8) Claims for punitive or exemplary damages, (9) Claims for violations of any of the following acts or laws:  the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, Hawaii’s Whistle Blowers Protection Act, Hawaii’s Employment Practices Law, Hawaii’s Payment of Wages Law, Hawaii’s Wage and Hour Law, Hawaii’s Temporary Disability Insurance Law, Hawaii’s Prepaid Health Care Act, Hawaii’s Dislocated Workers’ Act, Hawaii’s Occupational Safety and Health Law and Hawaii’s Family Leave Law (including all amendments to any of these acts or laws), or (10) Claims for violations of any other federal, state or municipal fair employment statutes or laws.  In addition, in consideration of the provisions of your Employment Agreement, you further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in your favor as of the date of this Agreement.

(b)  Exceptions.  Notwithstanding Section 2(a), this Release shall not (1) limit in any way your ability to bring an action to enforce your rights under your Employment Agreement, (2) release any claim for Other Accrued Benefits (as defined in your Employment Agreement), or (3) release any claim for indemnification and continued liability coverage (under your Employment Agreement or otherwise).  For purposes of this

(1)           Include if applicable.

Release, the term “Claims” as used shall not include any claims not released by you as set forth in this Section 2(b).

(c)  Representations and Warranties.  You represent and warrant that you have not, and as of the Effective Date (as defined in Section 4) will not have, filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Group Released Party nor have you assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the claims that you are releasing herein.

(d)  No Relief for Released Claims.  You agree that should any person or entity file or cause to be filed any civil action, suit, arbitration or other legal proceeding seeking equitable or monetary relief concerning any Claim released by you, you will not seek or accept any personal relief from or as the result of the action, suit, arbitration or proceeding.

3.  Your Understanding of this Release and Your Rights

You acknowledge and agree that you have read this Release in its entirety and that this Release releases known and unknown Claims, including, without limitation, to rights and claims arising under ADEA.  You further acknowledge and agree that:

(a)     You are entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which you are not already entitled to receive.

(b)    You have been advised, and are being advised by the terms of the Release, to consult with an attorney before executing this Release.  You also acknowledge that you chose and consulted with the counsel of your choice concerning your rights and that your counsel negotiated this Release on your behalf.

(c)     You have been advised, and are being advised by the terms of this Release, that you have had at least 21 days within which to consider this Release.

4.  Your Ability to Revoke this Release; Effective Date

You may revoke this Release within 7 days of signing (for any reason or no reason) by complying with the following sentence.  To revoke this Release, you must deliver (or cause to be delivered) written notice of your revocation to the Group at [Address and Contact Person] no later than 5:00 p.m. Hawaii time on [date].  If you revoke this Release in accordance with the preceding sentence, it will become null and void.  If you do not, this Release will become effective at such time (the “Effective Date”).

2

5.  Your Employment Agreement

For the avoidance of doubt, your Employment Agreement will continue in full force and effect, including, without limitation, your obligations under Sections 9 and 10 of your Employment Agreement.

6.  Dispute Resolution

The terms of this Release shall be governed by Section 13 of your Employment Agreement.

Accepted and Agreed:

Date:

3